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                                                                    EXHIBIT 99.1


News Release                                        For Immediate Release
                                                    August 13, 1997

Contact:  Teresa C. Stackpole                       Monica Williamson
Director, Corporate Communications                  Director, Investor Relations
MIDCOM Communications, Inc.                         Phoenix Network, Inc.
(206) 628-6115                                      (800) 448-0804


              MIDCOM AND PHOENIX NETWORK ANNOUNCE MERGER AGREEMENT

AUGUST 13, 1997--SOUTHFIELD, MI; GOLDEN, CO:--MIDCOM Communications Inc. (NASDAQ:MCCI) and Phoenix Network, Inc. (AMEX:PHX) today announced that they have signed a definitive agreement to merge the two companies. The merger is expected to close by year-end, subject to the approvals of the shareholders of both companies, the receipt of governmental approvals and subject to MIDCOM raising at least $20.0 million in financing prior to closing. On August 13, 1997 the companies executed a definitive agreement to merge Phoenix Network into MIDCOM.

"We believe this merger will create a number of synergies which should result in significant savings and thereby enable us to reach profitability earlier than previously projected," said MIDCOM president and chief executive officer, William H. Oberlin. "We expect this merger to be accretive to earnings in both the short and long term. The addition of Phoenix Network's minutes will result in lower unit costs on our network and provide a broader base support for our overhead, as well as a larger pool of customers to cross- sell."

For the six months ended June 30, 1997, Phoenix Network reported revenues of $41.3 million and MIDCOM reported revenue of $49.4 million, resulting in an annualized revenue run rate of over $180.0 million for the combined company.

"We are very pleased about the merger and believe we have joined forces with an innovative, fast-growing company," said Wallace M. Hammond, president and chief executive officer for Phoenix Network. "From our perspective, the merger also provides us with an impressive national switched network and a more diverse sales strategy."

Phoenix Network currently has three DMS 250 long distance switches located in Minneapolis, Colorado Springs and Phoenix, adding three new facilities-supported markets to MIDCOM's current network which includes six DMS 250/500 local/long distance switching systems located in Seattle, Los Angeles, Dallas, Chicago, New York and Atlanta. Phoenix also announced on August 13, 1997 that it has reached an agreement to purchase Trans National Communications
(TNC), a leading provider of long distance affinity marketing programs with $22.2 million in revenue for the six months ended June 30, 1997. The TNC acquisition is subject to MIDCOM's due diligence.



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News Release
MIDCOM/Phoenix Merger, August 13, 1997
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The merger of MIDCOM and Phoenix should be accounted for as a pooling of interests, while the Phoenix acquisition of TNC will be accounted for as a purchase. Under the terms of the agreement, MIDCOM will acquire all outstanding shares of Phoenix common stock for 9.1 million shares of MIDCOM common stock. The agreement also specifies that, if the TNC acquisition is completed, MIDCOM will provide approximately 1.5 million additional shares of its common stock to Phoenix as well as assume approximately $15.7 million of debt. In addition, Wallace Hammond and Phoenix board member, Charles C. McGettigan, will be appointed to MIDCOM's board of directors. Hammond will also join the MIDCOM management team.

Statements in this news release concerning future results or expectations, including growth in sales, improving margins, cost savings and other benefits resulting from the merger with Phoenix Network, completion of the merger and return to profitability are forward-looking statements. Actual results, performance, cost-savings, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks, uncertainties and other factors including those identified in the company's Annual Report on Form 10-K and those described from time to time in the company's other filings with the Securities and Exchange Commission, press releases and other communications.

Founded in 1989, MIDCOM Communications Inc. provides a broad range of telecommunications services to small and medium-sized businesses nationwide. The company has regional offices located throughout the nation and currently invoices approximately 100,000 customer locations per month.

Phoenix Network, Inc. is an interexchange carrier (IXC) which, in addition to its core long distance, offers Internet access, enhanced fax broadcast services, international call-back, conference calling, travel cards, debit cards, custom invoices, management reports and a variety of other products and services. Phoenix Network's World Wide Web address is http://www.phoenixnet.com.



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